EXHIBIT 2

Arcadia Opportunity Master Fund, Ltd.
c/o Arcadia Capital Advisors, LLC
175 Great Neck Road, Suite 406
Great Neck, NY 11021

January 14, 2010

BY FEDEX, FACSIMILE AND E-MAIL

CPEX Pharmaceuticals, Inc.
2 Holland Way
Exeter, New Hampshire 03833
Attention: Corporate Secretary

Re:	Notice of Bringing Business Before the 2010 Annual
Meeting of Stockholders of CPEX Pharmaceuticals, Inc.

Ladies and Gentlemen:

This letter shall serve to satisfy the notice requirements of Article II, Section 13 of the Amended and Restated Bylaws (the “Bylaws”) of CPEX Pharmaceuticals, Inc. (the “Company”) as to Arcadia Opportunity Master Fund, Ltd. (“Arcadia”) bringing business before the 2010 Annual Meeting of Stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).

This letter and all Exhibits attached hereto are collectively referred to as the “Notice.” Arcadia is the direct beneficial owner of 99,367 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). As disclosed in a Schedule 13D filed with the Securities and Exchange Commission (“SEC”) on January 7, 2010 (as it may be amended from time to time, the “Schedule 13D”), Arcadia is part of a “group” which collectively is the beneficial owner of 309,525 shares of Common Stock, representing 12.2% of all of the outstanding shares of Common Stock, making Arcadia the largest outside stockholder of the Company. All information contained in the Schedule 13D is incorporated by reference herein and, accordingly, all information contained in this Notice is supplemented thereby.

Arcadia hereby proposes to bring each of the following matters before the Annual Meeting:

1.	An amendment to each of the Bylaws and the Amended and Restated Certificate of Incorporation of the Company (the “Charter”) which would de-classify the board of directors of the Company (the “Board”).

2.	An amendment to each of the Bylaws and the Charter which would give authority to the stockholders of the Company to fix the size of the Board.

3.	An amendment to each of the Bylaws and the Charter which would give authority to the stockholders of the Company to fill vacancies on the Board.

4.	An amendment to each of the Bylaws and the Charter which would give authority to the stockholders of the Company to remove directors without cause.

5.	An amendment to each of the Bylaws and the Charter which would allow stockholders of the Company to consent to an action in writing, without a meeting.

6.	An amendment to each of the Bylaws and the Charter which would allow stockholders of the Company to call special meetings of stockholders of the Company.

7.	In the event numbers 1, 2 and 3 above are approved, a proposal to increase the size of the board from 5 members to 11 members.

8.	In the event numbers 1, 2 and 3 above are approved, a proposal to fill the 6 vacancies with Arcadia’s nominees (set forth in a separate letter).

The exact text of each of the proposed amendments set forth in numbers 1 through 6 above is attached hereto as Exhibit A. Each such proposed amendment requires the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote. Each of the proposals set forth in numbers 7 and 8 above requires the affirmative vote of holders of at least a majority of the voting power of the shares entitled to vote.

The reason for conducting the foregoing business at the Annual Meeting is that Arcadia is concerned about the continuing deterioration of Company value and believes that actions should be taken at this time to address the same. See the Schedule 13D for further information.

Arcadia’s record address is c/o Ogier Fiduciary Services (Cayman) Limited, Queensgate House, South Church Street, PO Box 1234, Grand Cayman KY1-1108, Cayman Islands. Arcadia hereby represents that (i) it intends to appear in person or by proxy at the Annual Meeting to bring the foregoing business before the meeting; and (ii) no hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, Arcadia with respect to any share of stock of the Company.

In addition to the information provided in this letter, Arcadia will promptly provide any and all additional information reasonably required by the Company pursuant to the Bylaws or the Charter. Please address any correspondence to Arcadia Opportunity Master Fund, Ltd., c/o Arcadia Capital Advisors, LLC, 175 Great Neck Road, Suite 406, Great Neck, NY 11021, Attention: Richard Rofé, telephone (516) 466-5258, facsimile (516) 466-7709 (with a copy to our counsel, Sadis & Goldberg, LLP, 551 Fifth Avenue, New York, New York 10176, Attention: Paul D. Fasciano, Esq., telephone (212) 573-8025, facsimile (212) 573-8026). The giving of this Notice is not an admission that the procedures for notice contained in the Bylaws are legal, valid or binding, and Arcadia reserves the right to challenge their validity.

Very truly yours, ARCADIA OPPORTUNITY MASTER FUND, LTD.
By:	Arcadia Capital Advisors, LLC, its Investment Manager

By:	/s/ Richard Rofé

Richard Rofé
Managing Director

EXHIBIT A

PROPOSED AMENDMENTS TO AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION AND AMENDED AND RESTATED BYLAWS

Articles FIFTH and EIGHTH of the Amended and Restated Certificate of Incorporation of the Company (and the corresponding provisions of the Amended and Restated Bylaws of the Company) are proposed to be amended and restated in their entirety to read as follows:

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Board of Directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The Board of Directors shall consist of not less than three (3) or more than thirteen (13) members, the exact number of which shall be fixed, from time to time, pursuant to either (i) a resolution adopted by the affirmative vote of a majority of the entire Board of Directors or (ii) the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote, and subject to the rights of the holders of Preferred Stock, if any, the exact number may be increased or decreased (but not to less than three (3) or more than thirteen (13) members).

(3) The Board of Directors shall not be divided into classes, and the term of all existing directors shall terminate on the date of the 2010 annual meeting of stockholders.

(4) Unless otherwise required by law, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any vacancy on the Board of Directors that results from death, resignation, retirement, disqualification, removal or any other cause may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Further, any vacancy on the Board of Directors may be filled by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote.

(5) Except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire Board of Directors may be removed from office at any time with or without cause and only by the affirmative vote of the holders of at least sixty−six and two−thirds percent (66 2/3%) of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.

(6) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and the Amended and Restated By−Laws; provided, however, that no By−Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By−Laws had not been adopted.

EIGHTH: Unless otherwise required by law, special meetings of stockholders, for any purpose or purposes, may be called by any of (i) the President, (ii) pursuant to a resolution adopted by the Board of Directors, or (iii) holders of at least 10% of the voting power of the shares entitled to vote.